Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Condensed Financial Information” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 8, 2008 in the Registration Statement (Form N- 1A) of the Mairs and Power Growth Fund, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 62 under the Securities Act of 1933 (Registration No. 002-14290).

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 25, 2008